October 1, 2012
Eagle Rock Announces Closing of Acquisition of BP's Texas Panhandle Midstream System and 20-Year Fixed-Fee Gathering & Processing Agreement
HOUSTON - Eagle Rock Energy Partners, L.P. (together with its subsidiaries, as applicable, “Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that it has closed on the previously-announced acquisition of BP America Production Company's (“BP”) Sunray and Hemphill processing plants and associated 2,500 mile gathering system serving the liquids-rich Texas Panhandle (the “BP Panhandle System”) for $227.5 million, as adjusted under the Purchase and Sale Agreement. In addition, per the purchase agreement, Eagle Rock and BP have entered into a 20-year, fixed-fee Gas Gathering and Processing Agreement under which Eagle Rock will gather and process BP's natural gas production from the existing connected wells. Furthermore, BP has committed itself and its farmees to Eagle Rock, under the same Gas Gathering and Processing terms, all future natural gas production from new wells drilled within an initial two-year period from closing, subject to mutually-agreed extensions, and within a two-mile radius of the Partnership's resulting gathering system servicing the BP dedicated wells. BP Panhandle System gathering volumes in the first half of 2012 averaged approximately 180 MMcf/d, and the Partnership expects to continue to grow its overall throughput from the Texas Panhandle area based on the drilling programs from BP and third party producers active in the area.
Eagle Rock plans to integrate the BP Panhandle System with its existing system in the area, resulting in approximately 6,463 miles of combined gathering pipelines serving over 5,000 wells and over 480 MMcf/d of combined processing capacity serving the Texas Panhandle, with an additional 60 MMcf/d of capacity expected to come on-line in the first half of 2013 following the completion of Eagle Rock's previously announced Wheeler Plant. The combined system will strengthen Eagle Rock's position in the growing Granite Wash, Cleveland, Tonkawa and Hogshooter plays and provide increased flexibility and capacity in servicing its producer customers. Activity in the Texas Panhandle remains robust with approximately 14 active rigs in the area dedicated to the combined Eagle Rock and BP Panhandle systems and over 450 wells permitted over the past six months in the Texas Panhandle region.
Eagle Rock expects the integration of the two systems to result in future cost savings and the ability to optimize its existing processing capacity.
About the Partnership
The Partnership is based in the United States and is a domestically-focused, growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing NGLs; and crude oil logistics; and (ii) developing and producing interests in oil and natural gas property interests.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations